Exhibit 16.2

May 1, 2023

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

We have read Item 16F of the Form 20-F of our former client NaaS Technology Inc. (formerly known as “RISE Education Cayman Ltd”) to be filed on May 1, 2023, and we agree with the statements contained therein insofar as they relate to our Firm. We are not in a position to agree or disagree with other statements of NaaS Technology Inc. contained therein.

Very truly yours,

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

Beijing, People’s Republic of China